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Exhibit 4.4

Participation agreement dated 20 December 2002 between TNT Post Groep N.V. and the
Stichting pensioenfonds TNT Post Groep (English summary of Dutch agreement)

        (Aansluitingsovereenkomst van de TNT Post Groep N.V. bij de Stichting pensioenfonds TNT Post Groep)

        English summary

  Parties:

1.
TNT Post Groep N.V., representing itself and its group companies which are subject to the collective labour agreement for TNT Post Groep N.V. is applicable (the company)

2.
Stichting pensioenfonds TNT Post Groep, with its registered offices in Groningen (the Fund).

  Material Obligations

        The company has the obligation to register all its employees that are subject to our Dutch collective labour agreement for participation in the Fund.

        The Fund shall grant participating employees pension entitlements in accordance with its articles of association and pension scheme. The company has the obligation to pay the yearly premiums to the Fund to cover the financial consequences of the obligations of the Fund under its articles of association and pension scheme.

        The Fund requires prior written approval of the company for the following resolutions:

  a.
  acceptance of an undertaking or an institution as participating undertaking as described in article 2 of its articles of association,

  b.
  adoption or amendment of the articles of association and/or the pension scheme(s),

  c.
  dissolution or liquidation of the Fund,

  d.
  determination of the yearly average pension percentages as described in this agreement,

  e.
  determination of the change in percentage of the pension entitlements as described in article18 and 19 of the pension scheme and the pension limit amounts for computation of the Pension computation base A and B as described in article 5 of the pension scheme,

  f.
  determination of the franchise as described in article 5 under 5, sub c of the pension scheme,

  g.
  determination of emoluments as part of the annual salary, as described in article 5, under 3, sub a of the pension scheme,

  h.
  deviation of the terms of the pension scheme for a (group of) participant(s) as described in article 24, 25 and 26 of the pension scheme.

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Exhibit 4.4
Participation agreement dated 20 December 2002 between TNT Post Groep N.V. and the Stichting pensioenfonds TNT Post Groep (English summary of Dutch agreement)